UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 16, 2006

Aegis Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14315	75-2050538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7880 Bent Branch Drive, Suite 150, Irving, Texas 75063

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(972) 830-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01(a) Amendment of a Material Definitive Agreement.

On January 16, 2006 the Registrant entered into an amendment of its Employment Agreement with its Chief Executive Officer, Kannan Ramasamy.

Under the amended Employment Agreement, Mr. Ramasamy will remain at his current base annual salary of $250,000. The amended Employment Agreement confirms Mr. Ramasamy’s initial option grant of 3,450,000 shares of the Common Stock of the Registrant at a price equal to the closing market price of the Common Stock on the initial date of grant, which was September 14, 2004. Under the amended Employment Agreement, Mr. Ramasamy will receive a secondary option grant of 3,450,000 shares of the Common Stock of the Registrant at a price equal to the closing market price of the Common Stock on September 30, 2005. For both the initial and the secondary option grants, the options will vest in three equal installments and terminate 10 years from the date of grant.

Under the terms of the amended Employment Agreement, Mr. Ramasamy was awarded no bonus for 2005. However, Mr. Ramasamy will be eligible for a bonus in 2006 based on a percentage of his base salary, with the amount of the bonus depending upon his achievement of performance targets established for him by the Registrant’s Board of Directors. For subsequent years, Mr. Ramasamy may qualify for annual performance-based cash bonuses, as, when, and in the amount determined by the Registrant’s Board of Directors.

Under Mr. Ramasamy’s amended Employment Agreement, the Registrant or Mr. Ramasamy may terminate the employment relationship at any time; however, if the Registrant terminates Mr. Ramsamy’s employment without cause, then the Registrant will be obligated to pay Mr. Ramasamy six months’ severance. Furthermore, if Mr. Ramasamy is terminated without cause or the Registrant substantially diminishes Mr. Ramasamy’s responsibilities and duties within one year following a change in control transaction, then all unvested options held by Mr. Ramasamy, if any, will become immediately exercisable.

Mr. Ramasamy’s amended Employment Agreement contains non-compete and non-solicitation provisions that prevent him from competing with and soliciting the employees of the Registrant while the amended Employment Agreement is in effect and for period of one year thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 23, 2006	AEGIS COMMUNICATIONS GROUP, INC.

	By:	/s/ Kannan Ramasamy
Kannan Ramasamy
President and CEO

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